Exhibit 3.108

FOURTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF PASCO COGEN, LTD.

This Fourth Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd. (“Fourth Amendment”) , dated as of June 13, 1994 (the “Amendment Date”), by and among PAS POWER CO., a Florida corporation (“PAS”), NCP DADE POWER INCORPORATED, a Delaware corporation (“NDP”) , DADE INVESTMENT, L.P., a Delaware limited partnership (“DIL”) and PASCO INTEREST HOLDINGS INC., a Delaware corporation (“PIHI”) .

WITNESSETH:

WHEREAS, PAS, NDP and DIL entered into an Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of August 28, 1991 (the “LP Agreement”), as amended by (i) the First Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of January 15, 1992; (ii) the Second Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of October 15, 1992, and (iii) the Third Amendment to Agreement of Limited Partnership of Pasco Cogen, Ltd., dated as of July 15, 1993 (the LP Agreement, as so amended, the “Partnership Agreement”);

WHEREAS, Pasco Cogen, Ltd., a Florida limited partnership (the “Partnership”), was formed on March 13, 1991 and the formation thereof was ratified by PAS, NDP and DIL under the Partnership Agreement;

WHEREAS, PAS, NDP and DIL desire to admit PIHI, and PIHI desires to be admitted, as a limited partner in the Partnership; and

WHEREAS, the parties hereto desire to amend the Partnership Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          References herein to Articles, Sections and Exhibits are to the Articles, Sections and Exhibits of the Partnership Agreement.

2.          Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement.

3.          PIHI is hereby admitted as a limited partner to the Partnership.

4.          PAS, NDP and DIL hereby acknowledge that DIL has transferred to PIHI, as of the date hereof, the following interests in the Partnership:

(i)        a .10% Partnership Interest to be held by PIHI as a Limited Partner (the “Florida QF Interest”); and

(ii)   a 3.05% Partnership Interest to be held by PIHI as a Limited Partner (the “Federal QF Interest”).

5.          PAS and NDP, as General Partners, hereby consent to the foregoing transfers of the Florida QF Interest and the Federal QF Interest from DIL to PIHI, and to the admission of PIHI as a limited partner to the Partnership.

6.          The following shall be added to the Partnership Agreement as Section 5.10:

Section 5.10.  True-Up Payment.

(a)        Upon the (i) the dissolution of the Partnership, and (ii) each sale, assignment or other transfer, directly or indirectly, of all or any part of the Partnership Interests held by NDP and DIL to a Person or Persons other than Affiliates of NDP or DIL (each a “True-Up Date”), NDP and DIL shall jointly pay to the other Partners (each, a “True-Up Payment”) an amount equal to 50% of the amount, if any, by which the present value, as of the Amendment Date, calculated using a reasonable discount rate, of the economic benefits included in the “stream of benefits”, as such term is used and defined by the Federal Energy Regulatory Commission (“Commission”) in connection with determining the equity interest in a qualifying cogeneration facility held by a person primarily engaged in the generation or sale of electricity under Section 292.206 of the Commission’s regulations implementing the Public Utility Regulatory Policies Act of 1978, as amended, received by NDP and DIL from the Partnership from the Amendment Date through and including the respective True-Up Date, exceeds 50% of such present value of the total “stream of benefits” from the Partnership from the Amendment Date through and including such True-Up Date.

(b)        True-up Payments shall be divided proportionately among the Partners receiving them in accordance with their relative Partnership Interests.

(c)        The obligations, if any, to make True-Up Payments shall automatically terminate and shall be of no further force or effect without any further action being taken by the Partnership or the Partners, other than confirmation that the order referred to below is acceptable, in form and substance, to PAS and the Agent, upon the receipt by the Partnership of an order issued by the Commission or its staff by delegated authority in which the Commission finds or confirms that, based on the Partnership’s reasonable projections of distributions of cash and allocations of profits, losses and deductions to be made after the Amendment Date to the Partners, fees to be paid to the Partners after the Amendment Date and the fair market price of the services to be provided for such fees, at no time between the Amendment Date and the expiration of the Partnership’s contract with Florida Power Corporation for the sale of electricity generated by the Project will NDP and DIL have received, collectively and cumulatively, more than 50% of the Project’s “stream of benefits”.

7.          Section 7.01(a) of the Partnership Agreement is hereby amended to read in its entirety as follows:

“(a)              Net Cash Flow, if any, shall be distributed to the Partners under the terms of Section 7.01(b), in proportion to their Interests in the Partnership, provided however, that any such distributions to be made on or before March 31, 1995 in respect of any Interest, or part thereof, held by Pasco Interest Holdings Inc. on the date when such distribution would otherwise be made shall be withheld by the Partnership until the earlier of (i) March 31, 1995, or (ii) the transfer by PIHI of such Interest, or part thereof, and shall be made promptly thereafter to the holder of such Interest, or part thereof, on the date when such distribution is made.

8.          Section 14.01(e) of the Partnership Agreement is hereby amended to read in its entirety as follows:

“(e)      Neither NDP nor any of its Affiliates:

(i)        will acquire any interest in other entities which would cause the Partnership to exceed the FERC Ownership Criteria or otherwise cause the Project to lose its QF status; or

(ii)       will transfer any of their Interests in the Partnership in a manner which would cause the Project to lose its QF status.”

9.          Exhibit A to the Partnership Agreement is hereby amended to read in its entirety as follows:

“Exhibit A

Partnership Interests

The respective Partnership Interests

of the Partners are as follows:

PAS as General Partner	1%
PAS as Limited Partner	49%
NDP as General Partner	1%
DIL as Limited Partner	45.85%
PIHI as Limited Partner	3.15%

10.        Except as amended hereby, the Partnership Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by the undersigned thereto duly authorized.

GENERAL PARTNERS

NCP DADE POWER INCORPORATED

By:	/s/ Donald McKechnie
Name:
Title:

LIMITED PARTNERS

DADE INVESTMENT, L.P.
By: NCP Dade Power Incorporated, General Partner

By:	/s/ Donald McKechnie
Name:
Title:

PAS POWER CO.

By:	/s/ Jack E. Uhl
Name: Jack E Uhl
Title: Treasurer

SUBSTITUTED LIMITED PARTNER

PASCO INTEREST HOLDINGS INC.

By:	/s/ Donald McKechnie
Name:
Title: